                                                Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2021 First Quarter

•	First quarter revenue declines low-single digits due to reduction in deferrable procedures

•	First quarter net income grows low-single digits driven by margin expansion

•	Board increases dividend for 15th consecutive year

DUBLIN, IRELAND - (August 3, 2020) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2021 first quarter ended June 30, 2020. Revenue as reported for the quarter decreased 4% to $668.9 million compared with $696.8 million in the first quarter of fiscal 2020, with growth in Life Sciences offset by declines in Healthcare and Applied Sterilization Technologies. Constant currency organic revenue (see Non-GAAP Financial Measures) declined 3% for the first quarter of fiscal 2021.

“We are pleased with our overall performance during such a challenging time,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Our results this quarter reflect the benefits of STERIS’s balanced and diversified business model as well as certain non-recurring items. As anticipated, our Healthcare segment was the most impacted by the reduction of deferrable procedures. Our Life Sciences segment continued its strong performance due to increased demand from pharma Customers focused on vaccines and biologics. Due to the continuing uncertainty we are not providing guidance for fiscal 2021.”

As reported, net income for the first quarter was $88.2 million or $1.03 per diluted share, compared with net income of $84.6 million, or $0.99 per diluted share in the first quarter of fiscal 2020. Adjusted net income (see Non-GAAP Financial Measures) for the first quarter of fiscal 2021 was $111.8 million, or $1.31 per diluted share, compared with adjusted net income for the previous year’s first quarter of $105.0 million or $1.23 per diluted share.

First Quarter Segment Results

Healthcare revenue as reported declined 10% in the quarter to $399.7 million compared with $445.7 million in the first quarter of fiscal 2020, with a 28% decline in consumable revenue and 10% decline in service revenue partially offset by 6% growth in capital equipment revenue. Capital equipment revenue reflects a one-time benefit from the timing of revenue recognition for operating room integration (ORI) products which added approximately $15 million to revenue. Excluding that benefit, capital equipment revenue would have declined 6%. Constant currency organic revenue also declined 10% during the quarter. Healthcare operating income was $82.4 million compared with $90.5 million in last year’s first quarter. The decrease in profitability was primarily due to the decline in revenue, which was somewhat offset by lower operating expenses and approximately $5 million one-time benefit from the timing of ORI revenue recognition previously noted.

Fiscal 2021 first quarter revenue for Applied Sterilization Technologies decreased 1% as reported to $152.4 million compared with $154.3 million in the same period last year. Constant currency organic revenue was flat, as increased demand for personal protective equipment offset the impact of reduced volumes from the segment’s core medical device Customers. Segment operating income was $64.0 million in the first quarter of fiscal 2021 compared with operating income of $68.0 million in the same period last year primarily due to Customer product mix.

Life Sciences first quarter revenue as reported grew 21% to $116.9 million compared with $96.8 million in the first quarter of fiscal 2020, driven by 34% growth in consumable revenue, 14% growth in capital equipment revenue and 6% growth in service revenue. Constant currency organic revenue grew 21% in the quarter. Operating income was $48.5 million compared with $33.0 million in the prior year’s first quarter, primarily driven by increased volume.

Cash Flow
Net cash provided by operations for the first three months of fiscal 2021 was $134.1 million, compared with $109.3 million in fiscal 2020. Free cash flow (see Non-GAAP Financial Measures) for the first three months of fiscal 2021 was $67.4 million compared with $59.6 million in the prior year period. The increase in free cash flow is primarily due to working capital improvements during the quarter.

Board Announcements
STERIS’s Board of Directors has approved a $0.03 increase in the quarterly interim dividend to $0.40 per share, representing the 15th consecutive year of dividend increases. The dividend is payable September 24, 2020 to shareholders of record at the close of business on August 27, 2020.

Effective July 28, 2020, the Company has expanded its Board to nine members with the appointment of Christopher Holland. Mr. Holland brings over 30 years of experience to STERIS's Board, most recently serving as Senior Vice President and Chief Financial Officer at C.R. Bard prior to the 2017 acquisition by Becton, Dickinson and Company (NYSE:BDX). Previously Mr. Holland served as Senior Vice President Finance and Treasurer at Aramark, and spent fifteen years at JPMorgan Chase & Co., ultimately in the role of Vice President and Medical Device Sector Head, Investment Banking. Mr. Holland also serves on the Board of Jabil Inc. (NYSE: JBL) and is a member of its Audit and Cybersecurity Committees.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, August 4, 2020 at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern Time on August 4, 2020, either over the Internet at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 10145793 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS’s MISSION IS TO HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:
Julie Winter, Senior Director, Investor Relations and Corporate Communications
Julie_Winter@steris.com
+1 440 392 7245

Media Contact:
Stephen Norton, Senior Director, Corporate Communications
Stephen_Norton@steris.com
+1 440 392 7482

Non-GAAP Financial Measures
Adjusted net income, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results.  Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.  The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition related transaction costs, integration costs related to acquisitions, redomiciliation and tax restructuring costs, COVID-19 incremental costs, and certain other unusual or non-recurring items. COVID-19 incremental costs includes the additional costs attributable to COVID-19 such as enhanced cleaning protocols, personal protective equipment for our employees, event cancellation fees, and payroll costs associated with our response to COVID-19, net of any government subsidies available. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Forward-Looking Statements
This release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s other securities filings, including Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2020. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact of the COVID-19 pandemic on STERIS’s operations, performance, results, prospects, or value, (b) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the redomiciliation to Ireland (“Redomiciliation”), (c) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected following the Redomiciliation, (d) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (e) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (f) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (g) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (h) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning notices, actions, requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (i) the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (j) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (k) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services, (l) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in our Annual Report on Form 10-K for the year ended March 31, 2020, and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (m) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (n) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (o) the possibility that anticipated financial results or benefits of recent acquisitions, or of STERIS’s restructuring efforts, or of recent divestitures, or of restructuring plans will not be realized or will be other than anticipated, and (p) the effects of contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
	Three Months Ended June 30,
	2020	2019
	(Unaudited)	(Unaudited)
Revenues	$668,932	$696,803
Cost of revenues	383,364	390,042
Total cost of revenues - restructuring	—	918
Total cost of revenues, net	383,364	390,960
Gross profit	285,568	305,843
Operating expenses:
Selling, general, and administrative	155,170	178,781
Research and development	16,231	15,585
Restructuring expenses	166	1,389
Total operating expenses	171,567	195,755

Income from operations	114,001	110,088
Non-operating expenses, net	7,203	10,678
Income tax expense	18,674	14,633
Net income	$88,124	$84,777
Less: Net (loss) income attributable to noncontrolling interests	(66)	187
Net income attributable to shareholders	$88,190	$84,590

Earnings per ordinary share (EPS) data:
Basic	$1.04	$1.00
Diluted	$1.03	$0.99
Cash dividends declared per share ordinary outstanding	$0.37	$0.34

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	84,959	84,638
Diluted number of shares outstanding	85,676	85,566

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)
	June 30,	March 31,
	2020	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$255,627	$319,581
Accounts receivable, net	503,172	586,481
Inventories, net	276,970	248,259
Prepaid expenses and other current assets	61,359	54,430
Total current assets	1,097,128	1,208,751

Property, plant, and equipment, net	1,148,052	1,111,855
Lease right-of-use assets, net	143,463	131,837
Goodwill	2,371,789	2,356,085
Intangibles, net	551,526	565,473
Other assets	51,969	51,581
Total assets	$5,363,927	$5,425,582
Liabilities and equity
Current liabilities:
Accounts payable	$133,532	$149,341
Other current liabilities	346,017	354,266
Total current liabilities	479,549	503,607
Long-term indebtedness	1,022,156	1,150,521
Other liabilities	372,509	364,730
Total equity	3,489,713	3,406,724
Total liabilities and equity	$5,363,927	$5,425,582

STERIS plc
Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended June 30,
	2020	2019
(in thousands)	(Unaudited)	(Unaudited)
Revenues:
Healthcare	$399,658	$445,732
Applied Sterilization Technologies	152,362	154,286
Life Sciences	116,912	96,785
Total revenues	$668,932	$696,803
Operating income (loss):
Healthcare	$82,357	$90,515
Applied Sterilization Technologies	63,955	68,035
Life Sciences	48,461	33,039
Corporate	(52,367)	(55,397)
Total operating income before adjustments	$142,406	$136,192
Less: Adjustments
Amortization of acquired intangible assets	$17,500	$16,949
Acquisition and integration related charges	1,286	1,917
Redomiciliation and tax restructuring costs	170	1,770
Net loss on divestiture of businesses	10	2,426
Amortization of property "step up" to fair value	603	735
COVID-19 incremental costs	8,670	—
Restructuring charges	166	2,307
Total operating income	$114,001	$110,088

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,
	2020	2019
	(Unaudited)	(Unaudited)
Operating activities:
Net income	$88,124	$84,777
Non-cash items	61,816	55,110
Changes in operating assets and liabilities	(15,818)	(30,550)
Net cash provided by operating activities	134,122	109,337
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(66,861)	(49,794)
Proceeds from the sale of property, plant, and equipment	137	18
Proceeds from the sale of businesses	—	439
Acquisition of businesses, net of cash acquired	—	(34,970)
Net cash used in investing activities	(66,724)	(84,307)
Financing activities:
Proceeds (payments) under credit facilities, net	(95,837)	27,861
Deferred financing fees and debt issuance costs	—	(1,206)
Acquisition related deferred or contingent consideration	(21)	(452)
Repurchases of ordinary shares	(14,296)	(14,886)
Cash dividends paid to ordinary shareholders	(31,471)	(28,823)
Contributions from non-controlling interest	2,258	—
Stock option and other equity transactions, net	5,367	9,899
Net cash used in financing activities	(134,000)	(7,607)
Effect of exchange rate changes on cash and cash equivalents	2,648	11
Increase in cash and cash equivalents	(63,954)	17,434
Cash and cash equivalents at beginning of period	319,581	220,633
Cash and cash equivalents at end of period	$255,627	$238,067

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Three Months Ended June 30,
	2020	2019
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$134,122	$109,337
Purchases of property, plant, equipment, and intangibles, net	(66,861)	(49,794)
Proceeds from the sale of property, plant, equipment, and intangibles	137	18
Free Cash Flow	$67,398	$59,561

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended June 30, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2020	2019	2020	2019	2020	2020	2020	2020
Segment revenues:
Healthcare	$399,658	$445,732	$—	$—	$(2,199)	(10.3)%	(10.3)%	(9.8)%
Applied Sterilization Technologies	152,362	154,286	—	—	(1,563)	(1.2)%	(1.2)%	(0.2)%
Life Sciences	116,912	96,785	—	—	(652)	20.8%	20.8%	21.5%
Total	$668,932	$696,803	$—	$—	$(4,414)	(4.0)%	(4.0)%	(3.4)%

	Three months ended June 30, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP	$285,568	$305,843	$114,001	$110,088	$88,190	$84,590	$1.03	$0.99
Adjustments:
Amortization of acquired intangible assets	341	147	17,500	16,949
Acquisition and integration related charges	92	496	1,286	1,917
Redomiciliation and tax restructuring costs	—	—	170	1,770
Net loss on divestiture of businesses	—	—	10	2,426
Amortization of property "step up" to fair value	603	782	603	735
COVID-19 incremental costs	8,336	—	8,670	—
Restructuring charges	—	918	166	2,307
Net impact of adjustments after tax*					23,630	20,420
Net EPS impact							0.28	0.24
Adjusted	$294,940	$308,186	$142,406	$136,192	$111,820	$105,010	$1.31	$1.23
* The tax expense includes both the current and deferred income tax impact of the adjustments.

STERIS plc
Unaudited Supplemental Financial Data
For the Periods Ending June 30, 2020 and 2019

	FY 2021	FY 2020
Total Company Revenues	Q1	Q1
Consumables	$142,596	$160,111
Service	367,824	389,068
Total Recurring	$510,420	$549,179
Capital Equipment	$158,512	$147,624
Total Revenues	$668,932	$696,803
Ireland Revenues	$14,373	$15,108
Ireland Revenues as a % of Total	2%	2%
United States Revenues	$491,708	$511,152
United States Revenues as a % of Total	74%	73%
International Revenues	$162,851	$170,543
International Revenues as a % of Total	24%	25%

Segment Data	Q1	Q1
Healthcare
Revenues
Consumables	$83,754	$116,082
Service	187,822	208,795
Total Recurring	$271,576	$324,877
Capital Equipment	128,082	120,855
Total Healthcare Revenues	$399,658	$445,732
Segment Operating Income	$82,357	$90,515

Applied Sterilization Technologies
Applied Sterilization Technologies Revenues	$152,362	$154,286
Segment Operating Income	$63,955	$68,035

Life Sciences
Revenues
Consumables	$58,842	$44,029
Service	27,640	25,987
Total Recurring	$86,482	$70,016
Capital Equipment	30,430	26,769
Total Life Sciences Revenues	$116,912	$96,785
Segment Operating Income	$48,461	$33,039

Corporate
Operating loss	$(52,367)	$(55,397)

Other Data	Q1	Q1
Healthcare Backlog	164,201	187,195
Life Sciences Backlog	67,712	58,850
Total Backlog	231,913	246,045

GAAP Income Tax Rate	17.5%	14.7%
Adjusted Income Tax Rate	17.3%	16.2%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.